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                                                                  EXHIBIT 23.1


The Board of Directors
Guitar Center, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-88677, 333-88675 and 333-26257) on Form S-8 of Guitar Center, Inc. of our
report dated February 9, 2000, relating to the consolidated balance sheets of Guitar Center, Inc. and subsidiaries as of December 31, 1998, and 1999, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of Guitar Center, Inc.

/s/ KPMG LLP


Los Angeles, California
March 28, 2000